UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ante4, Inc.

(formerly known as WPT Enterprises, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	77-0639000
(State or jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

(Address of principal executive offices)

2004 STOCK INCENTIVE PLAN

(Full title of the Plan)

Steven Lipscomb

President, Chief Executive Officer and Secretary

ante4, Inc.

5700 Wilshire Boulevard, Suite 625

Los Angeles, California  90036

(323) 330-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Polgreen

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South 7th Street

Minneapolis, Minnesota  55402

(612) 672-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (File No. 333-122573) of ante4, Inc. (formerly WPT Enterprises, Inc.) (the “Registrant”), which was filed with the Securities and Exchange Commission on February 4, 2005 and amended pursuant to a post-effective amendment filed on July 17, 2006 (the “Form S-8”), pertaining to the registration of an aggregate of 4,200,000 shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), issuable under the Registrant’s 2004 Stock Incentive Plan (the “Plan”).

On November 2, 2009, the Registrant closed a transaction whereby it sold substantially all of its operating assets other than cash, investments and certain excluded assets to Peerless Media Ltd. (the “Transaction”).  The Registrant plans to use the proceeds of the Transaction to develop or acquire a new operating business.  However, until it develops or acquires a new operating business, it is possible that the Registrant could be considered a “shell company” as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  As discussed in Section A.(1) of the General Instruction for Form S-8, assuming that as a result of closing of the Transaction the Registrant should be considered a shell company, the Registrant may no longer have been eligible to use Form S-8 to register the Shares subject to the Plan.  Therefore, on November 3, 2009, the Registrant filed a Registration Statement on Form S-3 (File No. 333-162852) (the “Form S-3”) to register the Shares subject to the Plan.  By registering the Shares subject to the Plan on Form S-3, the Registrant’s employees, consultants and directors will continue to be able to exercise their stock options or other stock-based awards and still receive registered, freely tradable shares.  The Form S-3 was declared effective by the Securities and Exchange Commission on November 13, 2009.  Therefore, since the Shares are now registered pursuant to the Form S-3, the Registrant hereby amends the Form S-8 to remove from registration all Shares registered but not sold under the Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 13, 2009.

ante4, Inc.

By:	/s/ Steven Lipscomb
Steven Lipscomb
President, Chief Executive Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Steven Lipscomb as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Lipscomb	Director, President and Chief Executive Officer (Principal Executive Officer)	November 13 , 2009
Steven Lipscomb

/s/ John Simonelli	Interim Chief Financial Officer (Principal Accounting and Financial Officer)	November 13 , 2009
John Simonelli

/s/ Lyle Berman	Director	November 13 , 2009
Lyle Berman

/s/ Bradley Berman	Director	November 13 , 2009
Bradley Berman

/s/ Joseph Carson, Jr.	Director	November 13 , 2009
Joseph Carson, Jr.

/s/ Ray Moberg	Director	November 13 , 2009
Ray Moberg

/s/ Mimi Rogers	Director	November 13 , 2009
Mimi Rogers